FIRST AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS FIRST AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of October 7, 2022 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and VALUED ADVISERS TRUST (the “Trust”), an open-end management investment company organized under the laws of the State of Ohio and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios listed on Schedule IV (Portfolios of the Trust) to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Trust entered into a Custodian and Transfer Agent Agreement, dated as of November 1, 2021 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Trust hereby agree as follows:

1.                  The Agreement is hereby amended by adding Schedule IV (Portfolios of the Trust) attached hereto.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance with the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this First Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Hugh Bolton

Name: Hugh Bolton

Title: Managing Director

Date: 11 October 2022

VALUED ADVISERS TRUST

By: /s/ Matthew J. Miller

Name: Matthew J. Miller

Title: President

Date: 10/07/2022

SCHEDULE IV: PORTFOLIOS OF THE TRUST

Portfolios

Genuine Investors ETF

Kovitz Core Equity ETF